Exhibit 99.1

September 29, 2009

Vivakor Announces Former General Electric Healthcare Division Executive Joins Its Board of Directors

CORALVILLE, Iowa--(BUSINESS WIRE)--Vivakor, Inc. (OTCBB: VIVK) today announced that John Gryga, former executive with General Electric’s Healthcare division and former Director of Operations for RadNet, has joined Vivakor’s Board of Directors. At RadNet, Mr. Gryga was responsible for growing annual revenues from $20 million to over $150 million. Mr. Gryga will steer Vivakor in the commercialization of several of its Electro-Optic devices including its VivaSlices MRI image improvement software and its VivaSight vision-screening digital photo-refractor (“DPR”) product, and other medical devices in development at Vivakor.

“John brings a tremendous wealth of experience, contacts and specific commercialization initiatives to the table. All of us at Vivakor welcome John and are excited about the opportunities his presence on the Board will bring the Company,” said Vivakor’s Chairman, Matt Nicosia.

In this capacity, Mr. Gryga will utilize his experience in commercialization of medical devices to assist in the commercialization of Vivakor’s proprietary MRI technology, VivaSlices. This technology is a software upgrade that allows MRI units to achieve higher resolution by using a patented technology. Additionally, VivaSlices may be useful in analyzing blood flow characteristics in patients with hypertension or stroke. The estimated market potential for the VivaSlices technology may be more than $300.0 million annually.

Mr. Gryga will also play an advisory role in the commercialization of Vivakor’s VivaSight technology, which is expected to modernize screening of children for ocular disorders. Vivakor was recently awarded a grant from National Institutes of Health-National Eye Institute through the Small Business Innovation Research Awards for development of VivaSight DPR which is in the final stages of a clinical validation study being conducted at the University of Iowa. Vivakor believes that the DPR eye screening market potential will be $50.0 million per year and expects a commercial launch of the product in the second quarter of 2010.

About Vivakor, Inc.

Vivakor™ is a biomedical/biotechnology company with transdisciplinary research that develops and acquires products in the fields of molecular medicine, electro-optics, biological handling and natural and formulary compounds, that extend or improve life. Vivakor generates revenues through the licensing or sale of its technologies. More information can be found about Vivakor at www.vivakor.com.

The DPR project described herein was supported by Award Number R4EY019198 from the National Eye Institute. The content of the news release is solely the responsibility of Vivakor, Inc., and does not necessarily represent the official views of the National Eye Institute or the National Institutes of Health.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements, including, but not limited to, statements regarding Vivakor’s VivaSlices and VivaSight technologies and their related market potential. Forward-looking statements may be identified by the use of the words "anticipates," "expects," "intends," "plans," "should," "could," "would," "may," "will," "believes," "estimates," "potential," or "continue" and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in Vivakor’s filings with the Securities and Exchange Commission, which factors are incorporated herein by reference. Readers are cautioned not to place undue reliance on any of these forward-looking statements. Vivakor undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes.

Contact:

Vivakor, Inc.
Matt Nicosia, 319-625-2172
mnicosia@vivakor.com